Exhibit 99.1

News Release

Inquiries: Jeanne Leonard, Liberty Property Trust, 610.648.1704

Liberty Property Trust Announces 2018 Fourth Quarter and Full Year Results

and Provides Guidance for 2019

Wayne, PA, February 5, 2019 - Liberty Property Trust (NYSE: LPT) announced financial and operating results for the fourth quarter and full year of 2018, as well as guidance for 2019 performance.

Net income available to common shareholders was $1.14 per diluted share for the fourth quarter of 2018 and $3.24 per diluted share for the full year, compared to $0.87 per share and $1.91 per share respectively for the same periods in 2017.

NAREIT FFO* available to common shareholders was $0.74 for the fourth quarter of 2018 and $2.20 for the full year, compared to $0.68 per diluted share and $2.59 per diluted share respectively for the same periods in 2017.

Net income and NAREIT FFO for the fourth quarter of 2018 reflect a gain, net of tax, on the sale of development rights in the UK of over $0.12 per diluted share, partially offset by land impairments of $0.04 per share, resulting in net gains on non-depreciable assets of $0.08 per share in the aggregate.  Net income and NAREIT FFO for the full year of 2018 also reflect $0.57 per share in charges relating to two development projects.

Net income for the fourth quarter and the full year of 2018 also reflects impairment charges relating to depreciable office operating properties of $0.09 per diluted share (including our share of an impairment in an unconsolidated joint venture).  These charges did not impact NAREIT FFO.

Management Comments on the Quarter and Year

“2018 was another outstanding year for the industrial real estate business, particularly Liberty’s core business of developing, leasing and managing multi-tenant industrial properties in great locations. The winning combination of solid demand and moderate supply continues to underpin high occupancy and drive rents,” said Bill Hankowsky, Chairman and Chief Executive Officer. “The fourth quarter was particularly productive from a strategic perspective. We completed the sale of the bulk of our suburban office properties, and further simplified our business by expanding and recapitalizing our UK industrial platform and monetizing the rights to a UK mixed-use land holding for a significant gain.”

Fourth Quarter Activity

Real Estate Dispositions: Liberty sold nine operating properties totaling approximately 905,000 square feet and development rights to a 500-acre mixed use site in the UK for $284.2 million.

Subsequent to quarter end, Liberty sold an office portfolio of three properties in Orlando totaling approximately 151,000 square feet of leasable space for $23.4 million.

Acquisitions: Liberty acquired nine industrial properties totaling 1.6 million square feet for $204.8 million.

Subsequent to quarter end, Liberty purchased a 290,000 square foot industrial building in Southern California for $31.3 million.

Development Deliveries: Liberty brought into service five industrial properties for a total investment of $133.8 million. The properties contain 1.7 million square feet and were 65.6% occupied as of the end of the quarter. In addition, a joint venture in which Liberty owns a 25% interest brought into service one industrial property for a total investment of $21.0 million.

Development Starts: Development commenced on six industrial properties totaling 1.3 million square feet at a projected investment of $141.5 million.

Operating Performance

Occupancy: At December 31, 2018, Liberty’s in-service portfolio of 106.1 million square feet was 96.3% occupied, compared to 96.6% at the end of the third quarter of 2018. During the quarter, Liberty completed lease transactions totaling 5.4 million square feet.  Liberty leased 22.9 million square feet overall in 2018.

Occupancy of Liberty’s 100.9 million square foot industrial portfolio was 96.3% at quarter-end, compared to 96.5% at the end of the third quarter. Industrial rents on retention and replacement leases commenced during the quarter increased 13.1% on a GAAP basis.

Same Store Performance: Property level operating income for same store industrial properties increased by 3.0% on a cash basis and 2.2% on a GAAP basis for the fourth quarter of 2018 compared to the same quarter in 2017. Fourth quarter same store performance was negatively impacted by 0.9% relating primarily to bad debt expense.  For the full year ended December 31, 2018, property level operating income for same store industrial properties increased by 4.8% on a cash basis and by 3.7% on a GAAP basis, compared to the full year ended December 31, 2017.

Capital and Balance Sheet Activity

Liberty recapitalized its UK industrial portfolio with a £129.5 million, 10-year, interest-only loan at 2.64%. This loan was used to repay short-term borrowings as well as to finance portions of Liberty’s existing UK industrial portfolio.

Subsequent to quarter end, Liberty issued $350 million of 4.375% senior unsecured notes. The notes are due February 1, 2029 and were priced to yield 4.407%.   In October and November of 2018, in anticipation of conducting the offering of senior unsecured notes, Liberty separately entered into two interest rate lock agreements tied to the U.S. treasury rate.  These agreements were settled prior to consummation of the offering for an aggregate cost to Liberty of $5.7 million.

2019 Outlook

“The fundamental drivers of our business appear relatively unchanged from 2018, and we expect similar opportunities to grow in 2019. In 2018 we set the stage for, and completed a great deal of work toward, returning to our roots as an industrial real estate company. We are concentrating our efforts and capital solely in the industrial business. Our outlook for 2019 incorporates a similarly aggressive push toward completion of this repositioning activity. To look out a bit further, it is reasonable to expect we will complete the disposition of all wholly-owned office assets within 18 months,” said Mr. Hankowsky.

For 2019, Liberty expects to report net income available to common shareholders in the range of $2.21-$2.32 per diluted share, and NAREIT FFO in the range of $2.53-$2.65 per diluted share.

In 2019, Liberty expects asset sales in the range of $600-$650 million and acquisitions in the range of $300-$350 million. Liberty expects to start development of $475-$550 million in wholly-owned properties.

Liberty anticipates property level operating income for industrial same store properties to grow by 2.5% to 3.5% on a GAAP basis and 3.75% to 4.75% on a cash basis. This projection reflects continued occupancy of one property leased to a major retailer which is in bankruptcy.  Should this tenant terminate its lease and vacate by the end of the first quarter, it could impact Liberty’s same store NOI growth by as much as 1.0% during 2019. Industrial rental growth is projected to be between 13% to 15% on a GAAP basis and 3.0% to 5.0% on a cash basis.

As is customary the first quarter will reflect approximately $0.04 per diluted share of incremental non-cash expenses due to the accelerated vesting of grants to certain employees under the retirement provisions of our compensation plan.

A reconciliation of GAAP net income available to common shareholders per diluted share to NAREIT FFO per diluted share for 2019 is below (all 2019 amounts projected). Additional information on assumptions underlying this guidance is included in Liberty’s fourth quarter 2018 supplemental financial report on the company’s website.

Projected 2019 Outlook
Net income, per diluted share	$2.21 - $2.32
Depreciation and amortization of unconsolidated joint ventures	0.09 – 0.09
Depreciation and amortization	1.26 – 1.36
Gain on property dispositions	(1.08) – (1.17)
Noncontrolling interest share of addbacks	0.05 – 0.05
NAREIT FFO, per diluted share	$2.53 - $2.65

*Funds from Operations: Liberty uses the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the company’s financial performance.  A reconciliation of U.S. GAAP (“GAAP”) net income to NAREIT FFO is included in the financial data tables accompanying this press release.

About the Company

Liberty Property Trust (NYSE:LPT) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior logistics, warehouse, manufacturing, and R&D facilities in key markets. Liberty’s 106 million square foot operating portfolio provides productive work environments to 1,200 tenants.

Additional information about the company, including Liberty’s Quarterly Supplemental Package with detailed financial information is available in the Investors section of the Company’s web site at www.libertyproperty.com. If you are unable to access the web site, a copy of the supplemental package may be obtained by contacting Liberty by phone at 610-648-1704, or by e-mail to jleonard@libertyproperty.com.

Liberty will host a conference call during which management will discuss fourth quarter, full year results and 2019 guidance, on Tuesday, February 5, 2019, at 12 p.m. Eastern Time.  To access the conference call, please dial 855-277-7530. The passcode needed for access is 4255088. A replay of the call will be available until March 5, 2019, by dialing 1-855-859-2056 using the same passcode as above. The call can also be accessed via the Internet on the Investors page of Liberty’s web site at www.libertyproperty.com.

Forward-Looking Statements

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law.  These forward-looking statements include statements relating to, among others things, achievement of strategic targets, expectations for our operating results, business and financial condition, business and our growth prospects, as well as statements that are generally accompanied by words such as “believes,” “anticipates,” “expects,” “estimates,” “should,” “seeks,” “intends,” “proposed,” “planned,” “outlook,” “remain confident,” and “goal” or similar expressions. Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results.  These risks, uncertainties and other factors include, without limitation, uncertainties affecting real estate business generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, risks relating to the continued repositioning of the Company’s portfolio, risks relating to construction and development activities, risks relating to acquisition and disposition activities, risks relating to the integration of the operations of entities that we have acquired or may acquire, risks relating to joint venture relationships and any possible need to perform under certain guarantees that we have issued or may issue in connection with such relationships, risks related to properties developed by the Company on a fee basis, risks associated with tax abatement, tax credit programs, or other government incentives, possible environmental liabilities, risks relating to leverage and debt service (including availability of financing terms acceptable to the Company and sensitivity of the Company’s operations and financing arrangements to fluctuations in interest rates), dependence on the primary markets in which the Company’s properties are located, the existence of complex regulations relating to status as a REIT and the adverse consequences of the failure to qualify as a REIT, risks relating to litigation and the potential adverse impact of market interest rates on the market price for the Company’s securities, and other risks and uncertainties detailed in the company’s filings with the Securities and Exchange Commission.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Liberty Property Trust

Balance Sheet

December 31, 2018

(Unaudited and in thousands)

	December 31, 2018	December 31, 2017
Assets
Real estate:
Land and land improvements	$1,256,706	$1,023,553
Building and improvements	4,655,784	4,113,163
Less: accumulated depreciation	(974,972)	(851,624)

Operating real estate	4,937,518	4,285,092

Development in progress	472,169	333,437
Land held for development	296,244	330,748

Net real estate	5,705,931	4,949,277

Cash and cash equivalents	84,923	11,882
Restricted cash	10,899	13,803
Accounts receivable	14,217	10,373
Deferred rent receivable	125,291	106,257
Deferred financing and leasing costs, net	168,739	147,455
Investments in and advances to unconsolidated joint ventures	350,981	288,456
Assets held for sale	220,545	622,575
Prepaid expenses and other assets	252,868	289,679

Total assets	$6,934,394	$6,439,757

Liabilities

Mortgage loans, net	$395,202	$267,093
Unsecured notes, net	2,285,698	2,283,513
Credit facilities	411,846	358,939
Accounts payable	65,591	76,077
Accrued interest	22,309	21,796
Dividend and distributions payable	60,560	60,330
Other liabilities	285,696	201,483
Liabilities held for sale	3,183	14,623
Total liabilities	3,530,085	3,283,854

Noncontrolling interest	7,537	7,537

Equity
Shareholders’ equity
Common shares of beneficial interest	148	147
Additional paid-in capital	3,691,778	3,674,978
Accumulated other comprehensive loss	(55,243)	(37,797)
Distributions in excess of net income	(306,822)	(549,970)
Total shareholders' equity	3,329,861	3,087,358

Noncontrolling interest - operating partnership	61,471	56,159
Noncontrolling interest - consolidated joint ventures	5,440	4,849

Total equity	3,396,772	3,148,366

Total liabilities, noncontrolling interest - operating partnership and equity	$6,934,394	$6,439,757

Liberty Property Trust

Statement of Operations

December 31, 2018

(Unaudited and in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Operating Revenue
Rental	124,961	114,398	480,389	446,527
Operating expense reimbursement	41,229	36,674	151,276	136,184
Development service fee income	14,092	28,753	73,224	82,673
Total operating revenue	180,282	179,825	704,889	665,384

Operating Expenses
Rental property	18,723	15,135	62,301	57,614
Real estate taxes	24,491	22,132	91,663	83,152
General and administrative	12,658	12,237	53,843	56,191
Other operating expenses	4,746	938	11,994	6,167
Interest expense	23,205	21,910	86,630	84,238
Loss on debt extinguishment	—	49	—	49
Depreciation and amortization	43,237	39,618	169,717	162,700
Development service fee expense	14,026	33,308	134,825	85,805
Impairment charges - real estate assets	6,431	11	32,431	3,946
Total operating expenses	147,517	145,338	646,404	539,862

Interest and other income	3,483	2,248	12,048	7,734
Gain on property dispositions	26,809	69,845	81,514	100,387
Income taxes	(5,397)	(464)	(7,364)	(1,992)
Equity in earnings of unconsolidated joint ventures	424	3,129	21,382	17,155

Income from continuing operations	58,084	109,245	166,065	248,806
Discontinued operations (including net gain of $118.5 million and $303.2 million on property dispositions for the three and twelve months ended December 31, 2018, respectively and $14.6 million for the three and twelve months ended December 31, 2017)	115,832	22,579	326,538	41,239
Net Income	173,916	131,824	492,603	290,045
Noncontrolling interest - operating partnerships	(4,148)	(3,180)	(11,886)	(7,224)
Noncontrolling interest - consolidated joint ventures	(100)	(286)	(1,110)	(481)
Net Income available to common shareholders	$169,668	$128,358	$479,607	$282,340

Net income	$173,916	$131,824	$492,603	$290,045
Other comprehensive (loss) gain - foreign currency translation	(4,940)	1,752	(14,161)	18,066
Other comprehensive (loss) gain - derivative instruments	(4,193)	239	(3,700)	605
Comprehensive income	164,783	133,815	474,742	308,716
Less: comprehensive income attributable to noncontrolling interest	(4,036)	(3,513)	(12,581)	(8,142)
Comprehensive income attributable to common shareholders	$160,747	$130,302	$462,161	$300,574

Basic income per common share
Continuing operations	$0.38	$0.72	$1.09	$1.65
Discontinued operations	$0.77	$0.15	$2.17	$0.27
Basic income per common share	$1.15	$0.87	$3.26	$1.92

Diluted income per common share
Continuing operations	$0.38	$0.72	$1.09	$1.64
Discontinued operations	$0.76	$0.15	$2.15	$0.27
Diluted income per common share	$1.14	$0.87	$3.24	$1.91

Weighted average shares
Basic	147,379	146,919	147,275	146,742
Diluted	148,406	147,885	148,221	147,541

Liberty Property Trust

Statement of Funds from Operations

December 31, 2018

(Unaudited and in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
NAREIT FFO

Reconciliation of net income available to common shareholders to NAREIT FFO available to common shareholders:
Net income available to common shareholders	$169,668	$128,358	$479,607	$282,340

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	3,319	2,958	12,950	10,155
Depreciation and amortization	42,974	43,501	173,258	180,117
(Gain) on property dispositions / impairment - depreciable real estate assets of unconsolidated joint ventures	6,347	2,972	6,347	2,972
(Gain) on property dispositions / impairment - depreciable real estate assets continuing operations	(3,017)	(64,679)	(54,244)	(83,800)
(Gain) on property dispositions / impairment - depreciable real estate assets discontinued operations	(111,213)	(13,607)	(295,902)	(7,892)
Noncontrolling interest share in addback for depreciation and amortization and gain on property dispositions / impairment - depreciable real estate assets	1,429	672	3,663	(2,379)
NAREIT FFO available to common shareholders - basic	109,507	100,175	325,679	381,513

Noncontrolling interest share in addback for depreciation and amortization and gain on property dispositions / impairment - depreciable real estate assets	(1,429)	(672)	(3,663)	2,379
Noncontrolling interest excluding preferred unit distributions	4,030	3,062	11,414	6,752
NAREIT FFO available to common shareholders - diluted	$112,108	$102,565	$333,430	$390,644

NAREIT FFO available to common shareholders - basic per share	$0.74	$0.68	$2.21	$2.60
NAREIT FFO available to common shareholders - diluted per share	$0.74	$0.68	$2.20	$2.59

Reconciliation of weighted average shares:
Weighted average common shares - all basic calculations	147,379	146,919	147,275	146,742
Dilutive shares for long term compensation plans	1,027	966	946	799
Diluted shares for net income calculations	148,406	147,885	148,221	147,541
Weighted average common units	3,520	3,525	3,520	3,528
Diluted shares for NAREIT FFO calculations	151,926	151,410	151,741	151,069

NAREIT Funds from Operations available to common shareholders is defined by NAREIT as net income (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of depreciable property and impairments of depreciable real estate assets, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  The SEC has agreed to the disclosure of this non-GAAP financial measure on a per share basis in its Release No. 34-47226, Conditions for Use of Non-GAAP Financial Measures. The Company believes that the calculation of NAREIT FFO is helpful to investors and management as it is a measure of the Company’s operating performance that excludes depreciation and amortization and gains and losses from operating property dispositions. As a result, year over year comparison of NAREIT FFO reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, management believes that NAREIT FFO provides useful information to the investment community about the Company’s financial performance when compared to other REITs since NAREIT FFO is generally recognized as the standard for reporting the operating performance of a REIT. NAREIT FFO available to common shareholders does not represent net income or cash flows from operations as defined by U.S. GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. NAREIT FFO available to common shareholders also does not represent cash flows generated from operating, investing or financing activities as defined by U.S. GAAP. The Company believes that the line on its consolidated statements of comprehensive income entitled “net income available to common shareholders” is the most directly comparable U.S. GAAP measure to FFO.